Exhibit 99.1
Aptar Reports Second Quarter 2025 Results
Crystal Lake, Illinois, July 31, 2025 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug and consumer product dosing, dispensing and protection technologies, today reported the following second quarter results for the period ended June 30, 2025, as compared to the corresponding period of the last fiscal year.
Second Quarter 2025 Highlights (compared to the prior year quarter)
•Reported sales increased 6% and core sales increased 3%
•Reported net income increased 24% to $112 million and adjusted EBITDA increased 13% from the prior year to $218 million
•Reported earnings per share increased 25% to $1.67 and adjusted earnings per share increased 18% to $1.66
•Achieved an adjusted EBITDA margin of 22.6% an increase of 140 basis points
•Returned $100 million to shareholders through share repurchases and dividends
Six Months Year-to-Date 2025 Highlights (compared to the prior year period)
•Reported and core sales grew 2%
•Reported net income increased 10% to $191 million and adjusted EBITDA increased 8% to $402 million
•Reported earnings per share increased 10% to $2.83 and adjusted earnings per share increased 8% to $2.86
•Returned $210 million to shareholders through share repurchases and dividends
“Each of our segments contributed positively to our second quarter results and each expanded their adjusted EBITDA margins. Our Pharma and Closures segments drove the growth through increased volumes and sales of higher value products. We also returned $100 million to shareholders through dividends and share repurchases in the quarter, bringing the total to $210 million in the first half of the year,” said Stephan B. Tanda, Aptar President and CEO.
Second Quarter Results
For the quarter ended June 30, 2025, reported sales increased 6% to $966 million compared to $910 million in the prior year and core sales increased 3%.

Second Quarter Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Reported Sales Growth	7%	4%	8%	6%
Currency Effects (1)	(4)%	(2)%	(1)%	(3)%
Acquisitions	0%	(1)%	0%	0%
Core Sales Growth	3%	1%	7%	3%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Aptar Pharma’s reported sales increased 7% and core sales increased 3% in the quarter when compared to the prior year period. The segment’s positive results were driven by strong demand in Prescription, Injectables and Active Material Science divisions, while Consumer Healthcare declined. Demand continued for proprietary drug delivery systems used for emergency medicines, as well as asthma, COPD and ophthalmic treatments. Injectables core sales grew 9% due to increased demand for higher value elastomeric components, which are used in a number of end markets including biologics and GLP-1. Active Material Science core sales grew 11%, due to higher demand from active film solutions. Adjusted EBITDA margins grew 130 basis points in the quarter, with royalty revenues helping drive adjusted EBITDA margins to 35.4%.
Aptar Beauty’s reported sales increased 4% and core sales were up 1% compared to the prior year quarter primarily due to higher tooling sales for the personal care and beauty end markets. In the quarter, personal care products continued to show strong growth but could not offset lower demand in beauty dispensing technologies for fragrance and for full pack solutions. The pace of new fragrance launches remained subdued due to tariff-related uncertainties. In China, the beauty market continued to improve, with healthy sales in the quarter for dispensing systems, mainly due to demand from regional customers. Adjusted EBITDA margins increased by 20 basis points, to 14.1%.
Aptar Closures’ reported sales increased 8% from the prior year quarter and core sales increased 7%. The solid product sales growth was mainly driven by increased demand in the food and beverage end markets. The segment experienced growth in almost every region, across a number of applications including sauces, salad dressings and functional drinks. Adjusted EBITDA margins improved to 16.9%, expanding by 130 basis points.
Aptar reported second quarter earnings per share of $1.67 compared to $1.34 reported a year ago. Adjusted earnings per share, excluding restructuring charges, acquisition costs, and the unrealized gains or losses on an equity investment, were $1.66 compared to the prior year period’s adjusted earnings per share of $1.41, including comparable exchange rates. The second quarter effective tax rate was 20.0% compared to the prior year period’s effective tax rate of 23.5%. The lower effective tax rate for the three months ended June 30, 2025 was due to an expected tax benefit as part of the company’s ongoing tax planning, and greater tax benefits from share-based compensation. Actual exchange and effective tax rates for the second quarter were comparable to the guidance provided by the company.
Six Months Year-To-Date Results
For the six months ended June 30, 2025, reported sales increased 2% to $1.85 billion compared to $1.83 billion in the prior year. Core sales also increased 2%.

Six Months Year-To-Date Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Total Reported Sales Growth	4%	(1)%	2%	2%
Currency Effects (1)	(1)%	0%	1%	0%
Acquisitions	0%	0%	0%	0%
Core Sales Growth	3%	(1)%	3%	2%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
For the six months ended June 30, 2025, Aptar’s reported earnings per share were $2.83, an increase of 10%, compared to $2.57 reported a year ago. For the first six months of the year, adjusted earnings per share, excluding restructuring charges, acquisition costs, and the unrealized gains or losses on an equity investment, were $2.86 and increased 8% from prior year adjusted earnings per share of $2.64, including comparable exchange rates. The current year had an effective tax rate of 22.5% compared to the prior year effective tax rate of 22.1%.

Outlook
Regarding Aptar’s outlook, Tanda stated, “Looking ahead to Q3, we expect a solid quarter with continued strength in Pharma, particularly in Injectables, driven by rising demand for higher value elastomeric components fueled by growth in biologics, GLP-1 therapies, and Annex 1 compliance requirements. We anticipate challenges as naloxone sales begin to normalize after a period of rapid growth. Additionally, we expect elevated levels of cough and cold inventory in Europe to persist through the quarter. We anticipate modest Q3 contributions from our Closures and Beauty segments. Across all segments, we remain focused on cost discipline. In the face of external headwinds, our pipeline and industrialized capabilities position us well for sustained growth.”
Aptar currently expects earnings per share for the third quarter of 2025, excluding any restructuring expenses, changes in the fair value of equity investments and acquisition costs, to be in the range of $1.53 to $1.61, which includes approximately 6 to 7 cents of higher legal fees associated with litigating pharma intellectual property rights. This guidance is based on an effective tax rate range of 20.5% to 22.5%, primarily due to a one-time tax benefit, with a comparable adjusted prior year effective tax rate of 23.8%. The earnings per share guidance range is based on current spot rates and a 1.15 Euro to USD exchange rate.
Cash Dividends and Share Repurchases
As previously announced, Aptar’s Board of Directors approved a quarterly cash dividend of $0.45 per share. The payment date is August 14, 2025, to stockholders of record as of July 24, 2025. During the second quarter, Aptar repurchased 452 thousand shares for $70 million. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.
Open Conference Call
There will be a conference call held on Friday, August 1, 2025 at 8:00 a.m. Central Time to discuss the company’s second quarter results for 2025. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations website at investors.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.
About Aptar
Aptar is a global leader in drug and consumer product dosing, dispensing and protection technologies. Aptar serves a number of attractive end markets including pharmaceutical, beauty, food, beverage, personal care and home care. Using market expertise, proprietary design, engineering and science to create innovative solutions for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has more than 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of restructuring initiatives, acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Adjusted EBITDA is defined as earnings before net interest, taxes, depreciation, amortization, restructuring initiatives, acquisition-related costs, net unrealized investment gains and losses related to observable market price changes on equity securities and other special items. Adjusted EBITDA margin is adjusted EBITDA divided by reported net sales. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide including the invasion of Ukraine by the Russian military and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising input costs and certain supply chain disruptions; cybersecurity threats against our systems and/or service providers that could impact our networks and reporting systems; the availability of raw materials and components (particularly from sole sourced suppliers for some of our Pharma solutions) as well as the financial viability of these suppliers; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others;lower demand and asset utilization due to an economic recession either globally or in key markets we operate within; economic conditions worldwide, including inflationary conditions and potential deflationary conditions in other regions we rely on for growth; competition, including technological advances; significant tariffs and other restrictions on foreign imports imposed by the U.S. and related countermeasures taken by impacted foreign countries; the execution of our fixed cost reduction initiatives, including our optimization initiative; our ability to successfully implement facility expansions and new facility projects; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs; significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to offset inflationary impacts with cost containment, productivity initiatives and price increases; changes in capital availability or cost, including rising interest rates; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes, difficulties or failures in complying with government regulation, including FDA or similar foreign governmental authorities; changing regulations or market conditions regarding environmental sustainability; our ability to retain key members of management and manage labor costs; work stoppages due to labor disputes; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contact:
Mary Skafidas
mary.skafidas@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net Sales	$966,009	$910,063	$1,853,314	$1,825,511
Cost of Sales (exclusive of depreciation and amortization shown below)	598,994	567,440	1,149,885	1,150,196
Selling, Research & Development and Administrative	151,139	149,330	306,416	302,110
Depreciation and Amortization	69,904	64,968	135,551	129,317
Restructuring Initiatives	1,579	2,315	3,621	5,795
Operating Income	144,393	126,010	257,841	238,093
Other Income (Expense):
Interest Expense	(10,850)	(10,061)	(22,201)	(20,236)
Interest Income	1,880	3,102	4,694	6,000
Net Investment Gain (Loss)	2,102	(140)	1,006	452
Equity in Results of Affiliates	2,309	130	4,395	(91)
Miscellaneous Income, net	(120)	(795)	(6)	(1,654)
Income before Income Taxes	139,714	118,246	245,729	222,564
Provision for Income Taxes	27,982	27,788	55,334	49,173
Net Income	$111,732	$90,458	$190,395	$173,391
Net (Gain) Loss Attributable to Noncontrolling Interests	(12)	(4)	123	167
Net Income Attributable to AptarGroup, Inc.	$111,720	$90,454	$190,518	$173,558
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$1.69	$1.36	$2.88	$2.62
Diluted	$1.67	$1.34	$2.83	$2.57

Average Numbers of Shares Outstanding:
Basic	65,995	66,312	66,132	66,188
Diluted	67,048	67,575	67,262	67,509

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	June 30, 2025	December 31, 2024
ASSETS

Cash and Equivalents	$161,728	$223,844
Short-term Investments	8,037	2,337
Accounts and Notes Receivable, Net	800,225	658,057
Inventories	527,421	461,807
Prepaid and Other	165,609	132,338
Total Current Assets	1,663,020	1,478,383
Property, Plant and Equipment, Net	1,584,533	1,447,150
Goodwill	996,489	936,256
Other Assets	621,339	570,489
Total Assets	$4,865,381	$4,432,278

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-Term Obligations	$551,523	$338,285
Accounts Payable, Accrued and Other Liabilities	817,361	729,996
Total Current Liabilities	1,368,884	1,068,281
Long-Term Obligations	535,054	688,066
Deferred Liabilities and Other	243,629	190,007
Total Liabilities	2,147,567	1,946,354

AptarGroup, Inc. Stockholders' Equity	2,700,122	2,471,888
Noncontrolling Interests in Subsidiaries	17,692	14,036
Total Stockholders' Equity	2,717,814	2,485,924

Total Liabilities and Stockholders' Equity	$4,865,381	$4,432,278

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended June 30, 2025

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$966,009	$442,589	$334,849	$188,571	$—	$—

Reported net income	$111,732
Reported income taxes	27,982
Reported income before income taxes	139,714	122,594	24,628	17,546	(16,084)	(8,970)
Adjustments:
Restructuring initiatives	1,579	68	626	890	(5)
Net investment gain	(2,102)	—	—	—	(2,102)
Transaction costs related to acquisitions	344	—	344	—	—
Adjusted earnings before income taxes	139,535	122,662	25,598	18,436	(18,191)	(8,970)
Interest expense	10,850					10,850
Interest income	(1,880)					(1,880)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	148,505	122,662	25,598	18,436	(18,191)	—
Depreciation and amortization	69,904	34,169	21,475	13,447	813
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$218,409	$156,831	$47,073	$31,883	$(17,378)	$—

Reported net income margins (Reported net income / Reported Net Sales)	11.6%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	22.6%	35.4%	14.1%	16.9%

	Three Months Ended June 30, 2024

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$910,063	$414,533	$321,487	$174,043	$—	$—

Reported net income	$90,458
Reported income taxes	27,788
Reported income before income taxes	118,246	111,814	22,773	11,971	(21,353)	(6,959)
Adjustments:
Restructuring initiatives	2,315	65	1,199	893	158
Net investment loss	140	—	—	—	140
Transaction costs related to acquisitions	140	—	140	—	—
Adjusted earnings before income taxes	120,841	111,879	24,112	12,864	(21,055)	(6,959)
Interest expense	10,061					10,061
Interest income	(3,102)					(3,102)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	127,800	111,879	24,112	12,864	(21,055)	—
Depreciation and amortization	64,968	29,609	20,526	14,254	579
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$192,768	$141,488	$44,638	$27,118	$(20,476)	$—

Reported net income margins (Reported net income / Reported Net Sales)	9.9%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	21.2%	34.1%	13.9%	15.6%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Six Months Ended June 30, 2025

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$1,853,314	$852,056	$640,556	$360,702	$—	$—

Reported net income	$190,395
Reported income taxes	55,334
Reported income before income taxes	245,729	233,706	41,309	29,879	(41,658)	(17,507)
Adjustments:
Restructuring initiatives	3,621	258	1,021	2,242	100
Net investment gain	(1,006)	—	—	—	(1,006)
Transaction costs related to acquisitions	344	—	344	—	—
Adjusted earnings before income taxes	248,688	233,964	42,674	32,121	(42,564)	(17,507)
Interest expense	22,201					22,201
Interest income	(4,694)					(4,694)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	266,195	233,964	42,674	32,121	(42,564)	—
Depreciation and amortization	135,551	65,317	41,537	27,022	1,675
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$401,746	$299,281	$84,211	$59,143	$(40,889)	$—

Reported net income margins (Reported net income / Reported Net Sales)	10.3%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	21.7%	35.1%	13.1%	16.4%

	Six Months Ended June 30, 2024

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$1,825,511	$821,826	$648,807	$354,878	$—	$—

Reported net income	$173,391
Reported income taxes	49,173
Reported income before income taxes	222,564	215,166	39,969	24,841	(43,176)	(14,236)
Adjustments:
Restructuring initiatives	5,795	89	3,909	1,653	144
Net investment gain	(452)	—	—	—	(452)
Transaction costs related to acquisitions	140	—	140	—	—
Adjusted earnings before income taxes	228,047	215,255	44,018	26,494	(43,484)	(14,236)
Interest expense	20,236					20,236
Interest income	(6,000)					(6,000)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	242,283	215,255	44,018	26,494	(43,484)	—
Depreciation and amortization	129,317	58,411	41,754	27,785	1,367	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$371,600	$273,666	$85,772	$54,279	$(42,117)	$—

Reported net income margins (Reported net income / Reported Net Sales)	9.5%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.4%	33.3%	13.2%	15.3%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Income before Income Taxes	$139,714	$118,246	$245,729	$222,564

Adjustments:
Restructuring initiatives	1,579	2,315	3,621	5,795
Net investment (gain) loss	(2,102)	140	(1,006)	(452)
Transaction costs related to acquisitions	344	140	344	140
Foreign currency effects (1)		3,665		358
Adjusted Earnings before Income Taxes	$139,535	$124,506	$248,688	$228,405

Provision for Income Taxes	$27,982	$27,788	$55,334	$49,173

Adjustments:
Restructuring initiatives	421	567	927	1,458
Net investment (gain) loss	(515)	34	(246)	(111)
Transaction costs related to acquisitions	86	35	86	35
Foreign currency effects (1)		861		79
Adjusted Provision for Income Taxes	$27,974	$29,285	$56,101	$50,634

Net (Gain) Loss Attributable to Noncontrolling Interests	$(12)	$(4)	$123	$167

Net Income Attributable to AptarGroup, Inc.	$111,720	$90,454	$190,518	$173,558

Adjustments:
Restructuring initiatives	1,158	1,748	2,694	4,337
Net investment (gain) loss	(1,587)	106	(760)	(341)
Transaction costs related to acquisitions	258	105	258	105
Foreign currency effects (1)		2,804		279
Adjusted Net Income Attributable to AptarGroup, Inc.	$111,549	$95,217	$192,710	$177,938

Average Number of Diluted Shares Outstanding	67,048	67,575	67,262	67,509

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.67	$1.34	$2.83	$2.57

Adjustments:
Restructuring initiatives	0.02	0.03	0.04	0.06
Net investment (gain) loss	(0.03)	—	(0.01)	—
Transaction costs related to acquisitions	—	—	—	—
Foreign currency effects (1)		0.04		0.01
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.66	$1.41	$2.86	$2.64
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net Cash Provided by Operations	$125,958	$143,579	$208,700	$235,912
Capital Expenditures	(63,425)	(68,205)	(120,287)	(143,866)
Proceeds from Government Grants	3,308	—	3,308	—
Free Cash Flow	$65,841	$75,374	$91,721	$92,046

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending September 30,
	Expected 2025	2024

Income before Income Taxes		$131,131

Adjustments:
Restructuring initiatives		3,864
Curtailment gain related to restructuring initiatives		(1,851)
Net investment gain		(1,043)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		4,544
Adjusted Earnings before Income Taxes		$136,645

Provision for Income Taxes		$31,209

Adjustments:
Restructuring initiatives		1,013
Curtailment gain related to restructuring initiatives		(478)
Net investment gain		(255)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		1,081
Adjusted Provision for Income Taxes		$32,570

Net Loss Attributable to Noncontrolling Interests		$117

Net Income Attributable to AptarGroup, Inc.		$100,039

Adjustments:
Restructuring initiatives		2,851
Curtailment gain related to restructuring initiatives		(1,373)
Net investment gain		(788)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		3,463
Adjusted Net Income Attributable to AptarGroup, Inc.		$104,192

Average Number of Diluted Shares Outstanding		67,716

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (3)		$1.48

Adjustments:
Restructuring initiatives		0.04
Curtailment gain related to restructuring initiatives		(0.02)
Net investment gain		(0.01)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		0.05
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$1.53 - $1.61	$1.54
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using a Euro/US$ exchange rate of 1.15 and current spot rates for all other applicable foreign currency exchange rates.
(2) AptarGroup’s expected earnings per share range for the third quarter of 2025, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 20.5% to 22.5%. This tax rate range compares to our third quarter of 2024 effective tax rate of 23.8% on reported earnings and adjusted earnings per share.